News Release

Pioneer Natural Resources Reports Third Quarter 2022 Financial and Operating Results

Dallas, Texas, October 27, 2022 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter ended September 30, 2022. Pioneer reported third quarter net income attributable to common stockholders of $2.0 billion, or $7.93 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the third quarter was $1.9 billion, or $7.48 per diluted share. Cash flow from operating activities for the third quarter was $3.0 billion.

Highlights

•Generated strong third quarter free cash flow1 of $1.7 billion

•Based on third quarter results, declared a quarterly base-plus-variable dividend of $5.71 per share to be paid in December 2022

•Repurchased $500 million of shares during the third quarter

•Announced participation in wind and solar generation projects to increase use of renewable energy and reduce Scope 2 emissions

Chief Executive Officer Scott D. Sheffield stated, "Pioneer continues to execute on our investment framework that provides best-in-class capital returns to shareholders. This framework is expected to result in $7.5 billion of cash flow being returned to shareholders during 2022, including $26 per share in dividends and continued opportunistic share repurchases.

"To further enhance our top-tier free cash flow generation and return of capital, we have increased the return thresholds for wells to be included in our future development programs, which is expected to improve our program well productivity in 2023 and subsequent years, surpassing 2021 productivity levels. Additionally, our current 15,000-foot lateral program, which we plan to expand in 2023, is delivering improved returns through lower capital costs per lateral foot. With an inventory of more than twenty years of high-return wells, our improved 2023 development program is highly repeatable and will deliver affordable energy to the world, with some of the lowest emissions as a result of the Company’s high environmental standards."

Financial Highlights

Pioneer maintains a strong balance sheet, with unrestricted cash on hand at the end of the third quarter of 2022 of $1.3 billion and net debt of $3.9 billion. The Company had $3.7 billion of liquidity as of September

30, 2022, comprised of $1.3 billion of cash, $372 million of short-term commercial paper investments and a $2.0 billion unsecured credit facility (undrawn as of September 30, 2022).

Cash flow from operating activities during the third quarter was $3.0 billion, leading to free cash flow1 of $1.7 billion.

During the third quarter, the Company’s total capital expenditures2, including drilling, completion, facilities and water infrastructure totaled $1.0 billion.

For the fourth quarter of 2022, the Company's Board of Directors (Board) has declared a quarterly base-plus-variable dividend of $5.71 per share, comprised of a $1.10 base dividend and $4.61 variable dividend. This represents a total annualized dividend yield of approximately 9%3.

In addition to a strong dividend program, the Company continues to execute opportunistic share repurchases. During the third quarter, the Company repurchased $500 million of common stock at an average share price of $218. Pioneer believes this peer-leading return of capital strategy, which combines a strong base dividend, a substantial variable dividend and opportunistic share repurchases, creates significant value for shareholders4. The combination of fourth quarter dividends and third quarter share repurchases, on an annualized basis, represents a total stockholder return yield of approximately 12%5.

Financial Results

For the third quarter of 2022, the average realized price for oil was $94.23 per barrel. The average realized price for natural gas liquids (NGLs) was $38.09 per barrel, and the average realized price for gas was $7.58 per thousand cubic feet. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $13.62 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $10.61 per BOE. Exploration and abandonment costs were $8 million. General and administrative (G&A) expense was $90 million, or $80 million when excluding $10 million in humanitarian aid to Ukraine. Interest expense was $30 million. The net cash flow impact related to purchases and sales of oil and gas, including firm transportation, was a loss of $135 million. Other expense was $36 million. Cash taxes totaled $308 million, and the Company's effective tax rate was 20% for the quarter.

Operations Update

Pioneer continues to deliver strong operational performance in the Midland Basin, enabling the Company to place 128 and 399 horizontal wells on production during the third quarter and the first nine months of the year, respectively.

The Company is increasing the return thresholds for wells to be included in future development programs, providing a substantial improvement in expected program well productivity and returns. With these changes, Pioneer expects future well productivity to surpass 2021 levels. Future returns and well productivity reflect optimized full-stack development, drilling extended lateral lengths and a reduction in drilling of delayed targets. The Company's deep inventory of high-return locations is expected to sustain Pioneer's development program for multiple decades.

The Company continues to see significant capital savings and higher returns from the development of wells with lateral lengths in excess of 15,000 feet. Pioneer's savings of approximately 15% per lateral foot on extended laterals results in internal rates of return that are 20% higher than that of a 10,000-foot lateral.

Drilling longer laterals, reducing drilling days per well and completing more feet per day, among other operational efficiency improvements, continue to benefit capital efficiency and dampen inflationary pressures.

2022 Outlook

The Company expects its 2022 total capital budget2 to range between $3.6 to $3.8 billion. Pioneer expects its capital program to be fully funded from 2022 cash flow6 of over $12 billion.

During 2022, the Company plans to operate an average of 22 to 24 horizontal drilling rigs in the Midland Basin, including a three-rig average program in the southern Midland Basin joint venture area. The 2022 capital program is expected to place 475 to 505 wells on production. Pioneer expects 2022 oil production of 350 to 365 thousand barrels of oil per day (MBOPD) and total production of 623 to 648 thousand barrels of oil equivalent per day (MBOEPD).

Fourth Quarter 2022 Guidance

Fourth quarter 2022 oil production is forecasted to average between 346.5 to 361.5 MBOPD and total production is expected to average between 655 to 680 MBOEPD. Production costs are expected to average $12.00 per BOE to $13.50 per BOE. DD&A expense is expected to average $10.50 per BOE to $12.00 per BOE. Total exploration and abandonment expense is forecasted to be $10 million to $20 million. G&A expense is expected to be $75 million to $85 million. Interest expense is expected to be $28 million to $33 million. Other expense is forecasted to be $20 million to $40 million. Accretion of discount on asset retirement obligations is expected to be $3 million to $6 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation, is expected to be a loss of $45 million to a loss of $85 million, based on forward oil price estimates for the quarter. The Company’s effective income tax rate is expected to be between 22% to 27%, with cash taxes expected to be $10 million to $30 million, representing estimated federal and state tax payments that will be paid based on forecasted 2022 taxable income.

Environmental, Social & Governance (ESG)

Pioneer views sustainability as a multidisciplinary effort that balances economic growth, environmental stewardship and social responsibility. The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.

Pioneer recently published its 2022 Sustainability Report highlighting the Company's focus and significant progress on ESG initiatives. The comprehensive report details the Company's leadership position on ESG metrics and targets during 2021, including enhanced disclosures on air emissions; water management practices; diversity, equity and inclusion (DEI); board of director governance and community engagement.

The Company has multiple initiatives underway that are expected to result in tangible progress towards Pioneer's net zero emissions ambition. Pioneer has made significant progress towards the Company's 2030 emissions intensity targets by achieving a 22% reduction in greenhouse gas emission intensity and a 50% reduction in methane emission intensity, when compared to a 2019 baseline. Additionally, Pioneer achieved a flaring intensity of 0.41% in 2021, well below the Company's goal to limit flaring to 1% of natural gas produced. Pioneer continues to prioritize environmental stewardship and accelerated the Company's target to end routine flaring by 2025, five years earlier than the Company's previous 2030 target.

Pioneer is participating in two renewable energy projects that will supply low-cost, renewable power to the Company’s Permian Basin operations and to the Texas electric grid. One project includes a 140-megawatt

(MW) wind generation facility on Pioneer-owned surface acreage in Midland County, which will be developed by a subsidiary of NextEra Energy Resources, LLC and is supported by a power purchase agreement with Pioneer, in which Targa Resources Corporation (Targa) will participate. This project is expected to be operational during 2024. Additionally, Pioneer will also participate in a 160 MW Concho Valley Solar project through a power purchase agreement executed by Targa. The Concho Valley Solar project commenced delivering renewable electricity during October 2022. Pioneer will not incur any capital expenditures associated with either of these projects. Pioneer will continue to evaluate wind and solar developments on the Company’s extensive owned surface acreage in the Permian Basin.

These two renewable energy projects, along with any future projects, are expected to provide an offset to Pioneer’s Scope 2 emissions through the use of renewable electricity, helping Pioneer to reduce the emission intensity of the Company’s operations while continuing to supply low-cost, responsibly sourced energy to the world.

For more details, see Pioneer’s 2022 Sustainability Report and 2021 Climate Risk Report at www.pxd.com/sustainability. The Company expects to publish a 2022 Climate Risk Report during the fourth quarter.

Earnings Conference Call

On Friday, October 28, 2022, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended September 30, 2022, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select "Investors," then "Earnings & Webcasts" to listen to the discussion, view the presentation and see other related material.

Telephone: Dial (866) 966-5335 and enter confirmation code 2938169 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. An audio only replay will be available via telephone through November 22, 2022. To access the audio replay, dial (866) 583-1035 and enter confirmation code 2938169.

About Pioneer

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of the Company are subject to a number of risks and uncertainties that may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices; product supply and demand; the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, on global and U.S. economic activity and oil and gas demand; the impact of armed conflict and political instability on economic activity and oil and gas supply and demand; competition; the ability to obtain drilling, environmental and other permits and the timing thereof; the effect of future regulatory or legislative actions on Pioneer or the industry in which it operates, including potential changes to tax laws; the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms; potential liability resulting from pending or future litigation; the costs, including the potential impact of cost increases due to supply chain disruptions and inflation, and results of development and operating activities; the risk of new restrictions with respect to development activities, including potential changes to regulations resulting in limitations on the Company's ability to dispose of produced water; availability of equipment, services, resources and personnel required to perform the Company's development and operating activities; access to and availability of transportation, processing, fractionation, refining, storage and export facilities; Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled; the Company's ability to achieve its emissions reductions, flaring and other ESG goals; access to and cost of capital; the financial strength of (i) counterparties to Pioneer's credit facility and derivative contracts, (ii) issuers of Pioneer's investment securities and (iii) purchasers of Pioneer's oil, NGL and gas production and downstream sales of purchased oil and gas; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying forecasts, including forecasts of production, operating cash flow, well costs, capital expenditures, rates of return, expenses, and cash flow from downstream purchases and sales of oil and gas, net of firm transportation commitments; tax rates; quality of technical data; environmental and weather risks, including the possible impacts of climate change on the Company's operations and demand for its products; cybersecurity risks; the risks associated with the ownership and operation of the Company's water services business and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the United States Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. The Company undertakes no duty to publicly update these statements except as required by law.

Footnote 1: Free cash flow is a non-GAAP financial measure. As used by the Company, free cash flow is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. See the supplemental schedules for a reconciliation of third quarter free cash flow to the comparable GAAP number. Forecasted free cash flow numbers are non-GAAP financial measures. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Footnote 2: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A, information technology and corporate facilities.

Footnote 3: Calculated by dividing the Company’s annualized fourth quarter total dividend per share by the Company's closing stock price on October 20, 2022.

Footnote 4: Future dividends, whether base or variable, are authorized and determined by the Company's Board in its sole discretion. Decisions regarding the payment of dividends are subject to a number of considerations at the time, including without limitation the Company's liquidity and capital resources, the Company's results of operations and anticipated future results of operations, the level of cash reserves the Company maintains to fund future capital expenditures or other needs, and other factors that the Board deems relevant. The Company can provide no assurance that dividends will be authorized or declared in the future or the amount of any future dividends. Any future variable dividends, if declared and paid, will by their nature fluctuate based on the Company’s free cash flow, which will depend on a number of factors beyond the Company’s control, including commodities prices.

Footnote 5: Calculated by dividing the Company’s annualized fourth quarter total dividend per share plus annualized third quarter share repurchases per share by the Company's closing stock price on October 20, 2022.

Footnote 6: Forecasted operating cash flow is a non-GAAP financial measure. The 2022 estimated operating cash flow number represents January through September 2022 cash flow (before working capital changes) plus October through December forecasted cash flow (before working capital changes) based on strip pricing and internal forecasts of 2022 production. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Note: Estimates of future results, including cash flow and free cash flow, are based on the Company’s internal financial model prepared by management and used to assist in the management of its business. Pioneer’s financial models are not prepared with a view to public disclosure or compliance with GAAP, any guidelines of the SEC or any other body. The financial models reflect numerous assumptions, in addition to those noted in this news release, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult, if not impossible to predict, and many are beyond Pioneer’s control. Accordingly, there can be no assurance that the assumptions made by management in preparing the financial models will prove accurate. It is expected that there will be differences between actual and estimated or modeled results, and actual results may be materially greater or less than those contained in the Company’s financial models.

Pioneer Natural Resources Company Contacts:
Investors
Tom Fitter - 972-969-1821
Greg Wright - 972-969-1770
Chris Leypoldt - 972-969-5834

Media and Public Affairs
Christina Voss - 972-969-5706

PIONEER NATURAL RESOURCES COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,316	$3,847
Restricted cash	6	37
Accounts receivable, net	1,938	1,685
Inventories	420	369
Investment in affiliate	134	135
Short-term investments, net	372	58
Other	97	42
Total current assets	4,283	6,173
Oil and gas properties, using the successful efforts method of accounting	43,160	40,517
Accumulated depletion, depreciation and amortization	(14,199)	(12,335)
Total oil and gas properties, net	28,961	28,182
Other property and equipment, net	1,668	1,694
Operating lease right-of-use assets	360	348
Goodwill	243	243
Other assets	231	171
	$35,746	$36,811

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,479	$2,559
Interest payable	21	53
Income taxes payable	45	45
Current portion of long-term debt	986	244
Derivatives	304	538
Operating leases	128	121
Other	207	513
Total current liabilities	4,170	4,073
Long-term debt	4,228	6,688
Derivatives	1	25
Deferred income taxes	3,301	2,038
Operating leases	246	243
Other liabilities	851	907
Equity	22,949	22,837
	$35,746	$36,811

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues and other income:
Oil and gas	$4,224	$3,282	$12,794	$7,787
Sales of purchased commodities	1,833	1,679	6,416	4,507
Interest and other income (loss), net	(12)	2	57	42
Derivative gain (loss), net	13	(501)	(187)	(2,024)
Gain on disposition of assets, net	35	1	105	14
	6,093	4,463	19,185	10,326
Costs and expenses:
Oil and gas production	562	323	1,457	890
Production and ad valorem taxes	260	179	755	445
Depletion, depreciation and amortization	641	704	1,874	1,825
Purchased commodities	1,968	1,762	6,502	4,644
Exploration and abandonments	8	10	32	40
General and administrative	90	72	252	216
Accretion of discount on asset retirement obligations	4	2	12	5
Interest	30	41	100	122
Other	36	34	118	384
	3,599	3,127	11,102	8,571
Income before income taxes	2,494	1,336	8,083	1,755
Income tax provision	(510)	(291)	(1,719)	(400)
Net income attributable to common stockholders	$1,984	$1,045	$6,364	$1,355

Net income per share attributable to common stockholders:
Basic	$8.29	$4.27	$26.36	$5.88
Diluted	$7.93	$4.07	$25.11	$5.60

Weighted average shares outstanding:
Basic	239	244	241	230
Diluted	250	257	253	242

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income	$1,984	$1,045	$6,364	$1,355
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	641	704	1,874	1,825
Exploration expenses	—	—	6	3
Deferred income taxes	202	280	1,248	371
Gain on disposition of assets, net	(35)	(1)	(105)	(14)
Loss on early extinguishment of debt, net	—	—	47	2
Accretion of discount on asset retirement obligations	4	2	12	5
Interest expense	2	3	7	6
Derivative-related activity	(135)	4	(95)	636
Amortization of stock-based compensation	20	18	59	87
Investment valuation adjustments	32	8	(17)	(21)
Other	28	32	69	106
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	406	(8)	(253)	(601)
Inventories	186	9	(55)	(93)
Operating lease right-of-use assets	(30)	26	(12)	81
Other assets	(22)	(25)	(84)	(57)
Accounts payable	(348)	(45)	(260)	515
Interest payable	(19)	(22)	(32)	(76)
Income taxes payable	8	11	—	25
Operating leases	28	(27)	9	(83)
Other liabilities	(1)	(25)	(32)	(247)
Net cash provided by operating activities	2,951	1,989	8,750	3,825
Net cash used in investing activities	(846)	(991)	(2,911)	(3,025)
Net cash used in financing activities	(3,368)	(513)	(8,401)	(1,674)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,263)	485	(2,562)	(874)
Cash, cash equivalents and restricted cash, beginning of period	2,585	142	3,884	1,501
Cash, cash equivalents and restricted cash, end of period	$1,322	$627	$1,322	$627

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Average Daily Sales Volumes:
Oil (Bbls)	354,043	388,829	352,421	344,692
Natural gas liquids ("NGLs") (Bbls)	162,372	156,873	158,529	136,749
Gas (Mcf)	841,005	780,547	809,076	674,186
Total (BOE)	656,582	675,793	645,796	593,805

Average Prices:
Oil per Bbl	$94.23	$69.24	$99.72	$64.22
NGLs per Bbl	$38.09	$35.66	$41.20	$30.41
Gas per Mcf	$7.58	$4.05	$6.41	$3.31
Total per BOE	$69.93	$52.79	$72.57	$48.04

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Margin Data ($ per BOE):
Average price	$69.93	$52.79	$72.57	$48.04
Production costs	(9.31)	(5.18)	(8.27)	(5.49)
Production and ad valorem taxes	(4.31)	(2.91)	(4.28)	(2.75)
	$56.31	$44.70	$60.02	$39.80

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common stockholders, the Company's basic net income per share attributable to common stockholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) plus the after-tax interest expense associated with the Company's convertible senior notes that are assumed to be converted into shares (iv) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income attributable to common stockholders is reconciled to basic and diluted net income attributable to common stockholders as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income attributable to common stockholders	$1,984	$1,045	$6,364	$1,355
Participating share-based earnings	(4)	(3)	(11)	(4)
Basic net income attributable to common stockholders	1,980	1,042	6,353	1,351
Adjustment to after-tax interest expense to reflect the dilutive impact attributable to convertible senior notes	1	2	5	5
Diluted net income attributable to common stockholders	$1,981	$1,044	$6,358	$1,356

Basic weighted average shares outstanding	239	244	241	230
Contingently issuable stock-based compensation	—	1	—	—
Convertible senior notes dilution	11	12	12	12
Diluted weighted average shares outstanding	250	257	253	242

Net income per share attributable to common stockholders:
Basic	$8.29	$4.27	$26.36	$5.88
Diluted	$7.93	$4.07	$25.11	$5.60

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)
EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$1,984	$1,045	$6,364	$1,355
Depletion, depreciation and amortization	641	704	1,874	1,825
Exploration and abandonments	8	10	32	40
Accretion of discount on asset retirement obligations	4	2	12	5
Interest expense	30	41	100	122
Income tax provision	510	291	1,719	400
Gain on disposition of assets, net	(35)	(1)	(105)	(14)
Loss on early extinguishment of debt, net	—	—	47	2
Derivative-related activity	(135)	4	(95)	636
Amortization of stock-based compensation	20	18	59	87
Investment valuation adjustments	32	8	(17)	(21)
Other	28	32	69	106
EBITDAX (a)	3,087	2,154	10,059	4,543
Cash interest expense	(28)	(38)	(93)	(116)
Current income tax provision	(308)	(11)	(471)	(29)
Discretionary cash flow (b)	2,751	2,105	9,495	4,398
Cash exploration expense	(8)	(10)	(26)	(37)
Changes in operating assets and liabilities, net of effects of acquisitions	208	(106)	(719)	(536)
Net cash provided by operating activities	$2,951	$1,989	$8,750	$3,825
______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain on the disposition of assets; net gain or loss on early extinguishment of debt; noncash derivative-related activity; amortization of stock-based compensation; noncash valuation adjustments on investment in affiliate and short-term investments; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities, net of effects of acquisitions and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Adjusted income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and unusual items are presented in this earnings release and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net income attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments, including (i) the Company's equity investment in ProPetro Holding Corp. ("ProPetro") and (ii) the Company's derivative positions, and unusual items is as follows:

		Three Months Ended September 30, 2022
	Ref	After-tax Amounts	Per Diluted Share
Net income attributable to common stockholders		$1,984	$7.93
Noncash MTM adjustments:
ProPetro investment loss ($32 MM pretax)		25	0.10
Derivative gain ($135 MM pretax)		(105)	(0.42)
Adjusted income excluding noncash MTM adjustments		1,904	7.61
Unusual items:
Charitable contributions - Ukraine humanitarian support ($10 MM pretax)	(a)	8	0.03
Gain on settlement of convertible debt conversion option derivatives ($17 MM pretax)	(b)	(13)	(0.05)
Gain on disposition of assets ($34 MM pretax)	(c)	(27)	(0.11)
Adjusted income excluding noncash MTM adjustments and unusual items		$1,872	$7.48
_____________________
(a)Represents charitable contributions to various Ukraine humanitarian aid organizations in response to the Russia/Ukraine conflict.
(b)Represents a realized net derivative gain on exercised convertible debt conversion options.
(c)Represents a realized gain on the sale of certain undeveloped acreage in the Midland Basin.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company's ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Net cash provided by operating activities	$2,951	$8,750
Changes in operating assets and liabilities	(208)	719
Less: Capital expenditures (a)	(1,014)	(2,762)
Free cash flow	$1,729	$6,707
_____________________
(a)Capital expenditures are calculated as follows:

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Costs incurred	$1,046	$2,806
Excluded items (a)	(40)	(88)
Other property, plant and equipment capital (b)	8	44
Capital expenditures	$1,014	$2,762
______________________
(a)Comprised of proved and unproved acquisition costs, asset retirement obligations and geological and geophysical general and administrative costs for the three and nine months ended September 30, 2022.
(b)Includes other property, plant and equipment additions related to water infrastructure and vehicles.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Derivative Positions as of September 30, 2022
(Volumes are average daily amounts)

2022
Fourth Quarter
Average daily oil production associated with derivatives (Bbl):
Midland/WTI basis swap contracts:
Volume (a)	26,000
Price differential	$0.50
Average daily gas production associated with derivatives (MMBtu):
Dutch TTF swap contracts:
Volume	30,000
Price	$7.80
______________________
(a)The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells a portion of its Midland Basin oil and the WTI index price.
Additionally, as of September 30, 2022, the Company has outstanding derivative contracts for 3,000 Bbls per day of Brent basis swaps for January 2024 through December 2024. The basis swap contracts fix the basis differential between the WTI index price (the price at which the Company buys Midland Basin oil for transport to the Gulf Coast) and the Brent index price (the price at which a portion of the Midland Basin purchased oil is sold in the Gulf Coast market) at a weighted average differential of $4.33.
Marketing derivatives. The Company's marketing derivatives reflect long-term marketing contracts whereby the Company agreed to purchase and simultaneously sell barrels of oil at an oil terminal in Midland, Texas.
In October 2019, the Company agreed to purchase and simultaneously sell 50 thousand barrels of oil per day beginning January 1, 2021 and ending December 31, 2026.
In April 2022, the Company agreed to purchase and simultaneously sell (i) 40 thousand barrels of oil per day beginning May 1, 2022 and ending April 30, 2027 and (ii) 30 thousand barrels of oil per day beginning August 1, 2022 and ending July 31, 2027.
The price the Company pays to purchase the oil volumes under the purchase contract is based on a Midland WTI price and the price the Company receives for the oil volumes sold is a WASP that a non-affiliated counterparty receives for selling oil through a Gulf Coast storage and export facility at prices that are highly correlated with Brent oil prices during the same month of the purchase. Based on the form of the long-term marketing contracts, the Company determined the contracts should be accounted for as derivative instruments.
Conversion option derivatives. In May 2020, the Company issued $1.3 billion principal amount of convertible senior notes due 2025 (the "Convertible Notes"). Certain holders of the Convertible Notes exercised their conversion option during the nine months ended September 30, 2022. Per the terms of the notes indenture, the Company elected to settle the conversions in cash, with settlement occurring 25 trading days from the notice of conversion (the "Settlement Period"). The Company's election to settle an exercised conversion option in cash results in a forward contract during the Settlement Period that is accounted for as a derivative instrument not designated as a hedge. As of September 30, 2022, $45 million of the carrying value of the Company's Convertible Notes remained in the Settlement Period.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gain (Loss), Net
(in millions)

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Noncash changes in fair value:
Oil derivative loss, net	$(1)	$(3)
Gas derivative gain, net	60	23
Marketing derivative gain, net	99	75
Convertible debt conversion option derivative loss, net	(23)	—
Total noncash derivative gain, net	135	95

Net cash payments on settled derivative instruments:
Oil derivative payments	(2)	(5)
Gas derivative payments, net	(119)	(247)
Marketing derivative payments	(18)	(47)
Convertible debt conversion option derivative receipts, net	17	17
Total cash payments on settled derivative instruments, net	(122)	(282)
Total derivative gain (loss), net	$13	$(187)